                                                                     EXHIBIT 4.4



                              AMENDMENT NUMBER 3 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Amendment Number 3 (the "Amendment") is effective as of February 22, 2000 by and between INTERNET PICTURES CORPORATION, a Delaware Corporation (the "Company") and JAMES M. PHILLIPS (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated January 24, 1997, as amended by Amendment No. 1 dated November 21, 1997 and Amendment No. 2 dated January 20, 1999 (as amended, the "Employment Agreement");

         WHEREAS, the Company and Executive desire to amend the Employment Agreement;

         NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. TERM OF EMPLOYMENT. Section 2 of the Employment Agreement is hereby amended by deleting the date "December 31, 2001" in both places where said date appears and inserting in such places the date "December 31, 2004".

2. BASE COMPENSATION. Section 4 of the Employment Agreement is hereby amended by
(a) deleting the first word of that Section and adding the phrase "Effective January 1, 2000 and throughout" in lieu thereof; and (b) deleting the phrase "Three Hundred Seventy-Five Thousand Dollars ($375,000)," and inserting in its place "Four Hundred Twenty-Five Thousand Dollars ($425,000)".

3. [RESERVED].

4. ANNUAL BONUS PAYMENT. Section 5 of the Employment Agreement is hereby amended by deleting the text of the paragraph and adding the following: "Within forty five (45) days following each fiscal year of the Company covered by the Term hereof, and in addition to his Base Compensation, the Company shall pay Executive an annual bonus in an amount equal to one-half of his Base Compensation (a bonus in the amount of $212,500) in the event his performance warrants same and/or the Company's business plan goals have been met."

5. STOCK OPTION. Section 6 of the Employment Agreement is hereby amended by deleting the last two sentences of the section and adding the following Section 6d. at the end of Section 6:

                  "d. Effective as of February 22, 2000, Executive is granted an option to purchase One Million (1,000,000) shares of the capital stock of the Company issued as an Incentive Stock Option, meeting the requirements of Section 442(b) of the Internal

         Revenue Code of 1986 as amended. Executive may exercise this option at the last quoted per share market price for the capital stock of the Company as of the close of business on February 22, 2000. This option shall be vested and exercisable as follows:

                           i. 100,000 shares as of February 22, 2000;

                           ii. 250,000 shares on December 31, 2000;

                           iii. 18,055 shares on the first of each month from
                  February 1, 2001 for the next 35 months, through December 1, 2003; and

                           iv. 18,075 shares on January 1, 2004.

         The option granted pursuant to this Section 6d. shall be in addition to all other options granted by the Company to Executive pursuant to this Employment Agreement or any incentive compensation program or the Equity Compensation Plan."

6. BENEFITS. Section 7 of the Employment Agreement is hereby amended by inserting the following language immediately after Section 7e.:

                  "f. During the Term of Employment, the Company shall:

                     i. pay for the membership fees, dues and assessments at one country club in the Knoxville, Tennessee area plus one or more luncheon or dinner clubs as Executive determines are appropriate to his carrying out his duties hereunder;

                     ii. provide Executive with personal financial (including
                  tax) counseling by a firm to be chosen by Executive from a list of providers selected by the Company; and

                     iii. provide Executive with the cost of reasonable and
                  adequate security for himself and his family during the term of this Employment Agreement.

                  g. It is the intention of the Company that Executive shall, after taking into account any taxes on reimbursements or other benefits under Sections 6(d), 7, 8 and 10 of this Employment Agreement, be kept whole with respect to such reimbursement or other benefit. Accordingly, except to the extent otherwise provided in the preceding sentence, to the extent the benefits provided in such Sections 6(d), 7, 8 and/or 10 are taxable as income to Executive, the Company shall pay Executive in connection therewith an amount which, after all taxes incurred by Executive on such benefits are computed, equals the tax to be paid by Executive."

                  h. During the term of this Agreement, the Company shall make available to the Executive a loan of up to $2,000,000 (the "Line of Credit"). Executive shall have the right to draw down any amount, up to and including the total amount available under the Line of Credit, at any time during the term of this Agreement. Any amounts drawn down by Executive from the Line of Credit will be bear an interest rate not to exceed the Company's most favorable borrowing rate at SunTrust or, if it ceases to maintain a principal banking relationship with SunTrust, at such other financial institutions where the Company maintains relationships. Any loan under the Line of Credit will be secured solely by Company stock owned by Executive or the Stock Options granted pursuant to this Employment Agreement, and the Company may seek payment from Executive for amounts due to the Company pursuant to any loan made under the Line of Credit solely from proceeds of the sale of such Company stock. Proceeds from the sale of Company stock sold by Executive shall be first applied to the reduction of any outstanding indebtedness under the Line of Credit.

7. ATTORNEYS FEES. Section 8 of the Employment Agreement is hereby amended by deleting the last sentence thereof.

8. [RESERVED].

9. TERMINATION.

         Section 11a. of the Employment Agreement is hereby amended by inserting the language "raised in a timely manner by the Board of Directors" after the word "part" at the conclusion of the second sentence of such Section and by inserting the following sentence in lieu of the penultimate sentence: "Further, any termination for Cause must be in writing, approved by a majority of the members of the Board of Directors of the Company excluding Executive and must state the bona fide reasons therefor."

         Section 11b. of the Employment Agreement is hereby amended by deleting the text in its entirety and replacing it with the following:

                  "b. i. In the event (1) Executive terminates his employment by resigning for Good Reason (as defined herein), (2) the Company elects to terminate Executive prior to the expiration of the Term or any renewal term for reasons that do not constitute a termination for Cause,or (3) if Executive's employment is terminated in connection with a Change of Control of the Company (as defined in the Company's 1997 Equity Compensation Plan), then Executive is free to obtain other employment and Executive shall receive the following from the Company, at the Company's expense:

                           A) Within one month of the Termination Date (as
                  defined herein), a lump sum severance payment in the amount of three million dollars ($3,000,000);

                           B) The amount and value of his entire plan account
                  and interest under any investment plan or stock ownership plan and all employer contributions made or payable to any such plan for his account prior to the end of the month in which the Termination Date occurs, shall be deemed vested and payable to him. Such payment or distribution shall be in accordance with written directions made by Executive;

                           C) All stock options, stock appreciation rights,
                  restricted stock and other incentive compensation granted to Executive by the Company shall become immediately vested; and

                           D) Executive shall be entitled to continued
                  participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment for a period of 36 months following the Termination Date; provided that if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this subsection of this Employment Agreement, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause, with the economic equivalent of any benefit foregone deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and payment of such after-tax economic equivalent shall be made quarterly in advance.

                  b. ii. In the event that the termination of Executive's employment is for one of the reasons set forth in this Section 11b. and the aggregate of all payments or benefits made or provided to Executive under Section 11b. and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 11b. shall be made by an independent auditor (the "Auditor") jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         iii. In the event of any termination of employment under this Section 11, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment.

         iv. Any amounts due under this Section 11 are in the nature of severance payments in amounts considered to be reasonable by the Company and are not in the nature of a penalty.

         v. `Good Reason' shall mean, at any time during the Term of this Employment Agreement or any renewal or other extension of the Term of this Employment Agreement, the occurrence of any one of the following events:

                           A) The assignment to Executive by the Company of
                  duties inconsistent with Executive's duties as defined in
                  Section 3 of this Employment Agreement, any change to the Executive's title as Chairman and Chief Executive Officer, or any material change in his duties or responsibilities without his prior written consent, except in connection with the termination of the Executive's employment (1) for Cause, (2) if the Executive becomes Disabled (as defined herein), (3) as a result of the Executive's death or (4) by the Executive other than for Good Reason;

                           B) A reduction by the Company in Executive's Base
                  Compensation as is defined by this Employment Agreement or as the same may be increased from time to time during the term of this Employment Agreement;

                           C) The failure of the Company to obtain the specific,
                  written assumption of this Employment Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

                           D) Any material breach by the Company of this
                  Employment Agreement; or

                           E) The Company relocates its principal place of
                  business to a location more than 50 miles from Oak Ridge, Tennessee.

         vi. `Termination Date' means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason which, except in the event of the Executive's death, shall be specified in a written notice received by either party from the other."

         Section 11c.iii. of the Employment Agreement is hereby amended by deleting the text in its entirety and replacing it with the following:

         "iii. The Executive becomes disabled while employed during the term of this Employment Agreement. `Disabled' shall mean that the Executive has a medically determinable physical or mental impairment that renders the Executive substantially unable to perform all of the Executive's duties as required under Section 3 of this Employment Agreement for 180 days out of any 360 day period. The date of the disability is the date on which the Executive is certified as having incurred a disability by a physician mutually acceptable to the Executive (or the Executive's representative) and the Company."

         Section 11 of the Employment Agreement is hereby amended by deleting the last sentence of Section 11 -- for clarity, the sentence following subsection 11c. that commences with "In such event ...." -- entirely and replacing it with the following:

         "d. In the event Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

                                    i. Base Compensation for a period of 90 days
                           following the date of death;

                                    ii. the continued right to exercise any
                           stock option for the remainder of its term, such option to become fully vested and exercisable at the date of his death;

                                    iii. any amounts earned, accrued or owing to
                           Executive but not yet paid under this Employment Agreement;

                                    iv. have any amount of the note provided for
                           in Section 7g. of this Employment Agreement that remains unpaid by Executive or unforgiven by the Company immediately forgiven;

                                    v. his wife shall be entitled, at the
                           Company's expense, to continued participation in all medical, dental, and hospitalization programs in which he was participating on the date of his death until his wife reaches the age of 65; and

                                    vi. his wife shall be entitled to receive,
                           at the Company's expense, in addition to any survivor benefits otherwise provided, a life annuity equal to 50% of any pension to which Executive would have been entitled assuming he had retired and had been receiving retirement payments at the time of his death based upon his credited service to that date.

         e. In the event Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following (but in no event less than the benefits due him under the then-current disability program of the Company):

                                    i. an amount equal to the sum of 60% of Base
                           Compensation, at the annual rate in effect at Termination of his employment, for a period ending with the end of the month in which he becomes 65, less the amount of any disability benefits provided to Executive by the Company (other than benefits attributable to Executive's own contributions) under any disability plan;

                                    ii. the continued right to exercise any
                           stock option for the remainder of its term, such option to become fully vested and exercisable on the date of his termination due to Disability;

                                    iii. any amounts earned, accrued or owing to
                           Executive but not yet paid under this Employment Agreement;

                                    iv. continued participation, at the
                           Company's expense, in medical, dental,
                           hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination of his employment due to Disability until he attains age 65; and

                                    v. other or additional benefits in
                           accordance with applicable plans and programs of the Company."

10. NOTICES AND OTHER COMMUNICATIONS. The addresses for Executive and the Company, as reflected on the Employment Agreement, shall be changed to reflect the Company's current address of 1009 Commerce Park Drive, Oak Ridge, TN 37830. The address to which Executive's counsel shall be sent copies shall be changed to reflect the following: Shepherd D. Tate, Esq., Tate, Lazarini & Beall, PLC, 50 N. Front Street, Suite 850, Memphis, TN 38103.

11. NO FURTHER CHANGES. All other terms of the Employment Agreement not otherwise amended hereby shall continue to be in full force and effect.

12. COUNTERPARTS. This Amendment may be executed in counterparts, with each such counterpart being deemed an original.

         IN WITNESS WHEREOF, the parties have executed the Amendment Number 3 as of the date first above written.


                                       COMPANY:

                                    INTERNET PICTURES CORPORATION



                                    By: /s/ John J. Kalec
                                        ---------------------------------------


                                    Its: Vice President/Chief Executive Officer
                                         --------------------------------------


                                    EXECUTIVE:

                                    /s/ James M. Phillips
                                    -------------------------------------------
                                    JAMES M. PHILLIPS